Exhibit 10.1


                            INDEMNIFICATION AGREEMENT
                                       FOR
                                  SURETY BONDS


         THIS INDEMNIFICATION AGREEMENT ("Agreement") is made and entered into as of May 7, 2003, by and between Hollywood Media Corp., a Florida corporation (the "Company"), and Mitchell Rubenstein and Laurie Silvers (individually and collectively, the "Indemnitee").

                                    Recitals

         A. Pursuant to that certain General Agreement of Indemnity dated May 7, 2003 (the "Chubb Agreement") executed by the Company and the Indemnitee in favor of Federal Insurance Company (an affiliate of the Chubb Group of Insurance Companies) and its affiliates (collectively, "Chubb"), the Company and the Indemnitee agreed as provided therein to indemnify Chubb from and against Chubb's obligations under any bonds and other like undertakings ("Bonds") issued by Chubb upon request of the Company and the Indemnitee.

         B. The parties contemplate that Chubb will be requested from to time to issue Bonds under the Chubb Agreement for the benefit of the Company's Broadway ticketing operations (which bonds are required by various companies from which tickets are obtained, including without limitation the Shubert Organization, and Really Useful Theatres Limited and Palace Theatre London).

         C. In consideration for, and as a condition to, the Indemnitee's request for Chubb to issue Bonds for the benefit of the Company as well as the Indemnitee's agreement to indemnify Chubb pursuant to the Chubb Agreement, the Indemnitee requires indemnification and other agreements of the Company as provided herein.

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants contained herein, the Company and the Indemnitee agree as follows:

         SECTION 1. INDEMNIFICATION BY THE COMPANY. The Company shall forever indemnify and hold harmless the Indemnitee (and, if either of the Indemnitees is deceased, the Company shall indemnify and hold harmless such Indemnitee's estate, heirs, administrators, personal representatives and executors (collectively the "Indemnitee's Estate")) from and against any and all losses, claims, damages, expenses (including but not limited to attorneys' fees), judgments, penalties, fines, amounts paid in settlement and all other liabilities incurred or paid by Indemnitee (or Indemnitee's Estate) pursuant to, as the result of or arising out of the Indemnitee's obligations under the Chubb Agreement in respect of any and all Bonds heretofore or hereafter issued for the benefit of the Company.

         SECTION 2. ADDITIONAL AGREEMENTS REGARDING BONDS. Neither the Company nor any Indemnitee shall request Chubb at any time to issue any Bond or Bonds under the Chubb Agreement (nor shall any Bond be renewed or extended) without the prior written consent of both Indemnitees. In the event that either or both of the Indemnitees cease to be employed by the Company, then the Company shall thereafter use and shall continue to use its best efforts to have the Indemnitees released from any and all obligations under the Chubb Agreement, whether as a result of the Company's replacement of the Bonds with other collateral or otherwise.

         SECTION 3. MISCELLANEOUS.

                    3.1 Notice Provision. Any notice, payment, demand or communication required or permitted to be delivered or given by the provisions of this Agreement shall be deemed to have been effectively delivered or given and received on the date personally delivered to the respective party to whom it is directed, or when deposited by registered or certified mail, with postage and charges prepaid and addressed to the parties at the respective addresses set forth below opposite their signatures to this Agreement, or to such other address as to which notice is given.

                    3.2 Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

                    3.3 Severability of Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

                  3.4 Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Florida.

                    3.5 Execution in Counterparts. This Agreement and any amendment may be executed simultaneously or in two or more counterparts, each of which together shall constitute one and the same instrument.

                    3.6 Amendment. No amendment, modification or alteration of the terms of this Agreement shall be binding unless in writing, dated subsequent to the date of this Agreement, and executed by the parties.

                    3.7 Binding Effect. Each and all of the covenants, terms and provisions of this Agreement shall be binding upon and inure to the benefit of the successors to the Company and, upon the death of the Indemnitee, to the benefit of the estate, heirs, executors, administrators and personal representatives of the Indemnitee.

                    3.8 Gender and Number. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural and all plural words shall include the singular.

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

                    3.9 Nonexclusivity. The rights of indemnification and reimbursement provided in this Agreement shall be in addition to any rights to which the Indemnitee may otherwise be entitled by statute, agreement or otherwise.

         IN WITNESS WHEREOF, the undersigned have executed this Indemnification Agreement For Surety Bonds as of the date first above written.


 ADDRESS:                                         THE COMPANY:
 --------                                         ------------

 Hollywood Media Corp.                       Hollywood Media Corp.
 2255 Glades Road
 Suite 221A
 Boca Raton, FL 33431                        By:  /s/ Nicholas G. Hall
 Attention:  Chief Executive Officer             --------------------------
                                                 Nicholas G. Hall,
                                                 Chief Operating Officer


 ADDRESS:                                       THE INDEMNITEE:
 --------                                       ---------------

 c/o Hollywood Media Corp.                        /s/ Mitchell Rubenstein
 2255 Glades Road                               ----------------------------
 Suite 221A                                     Mitchell Rubenstein
 Boca Raton, FL 33431
                                                 /s/ Laurie Silvers
                                                -----------------------------
                                                Laurie Silvers


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